As filed with the Securities and Exchange Commission on May 24, 2004

Registration No. 333-113674

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

VIGNETTE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	74-2769415
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1301 S. Mopac Expressway, Suite 100

Austin, Texas 78746

(512) 741-4300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas E. Hogan

Vignette Corporation

1301 S. Mopac Expressway, Suite 100

Austin, Texas 78746

(512) 741-4300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian K. Beard

Catherine L. Dawson

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

8911 Capital of Texas Highway

Westech 360, Suite 3350

Austin, Texas 78759-7247

(512) 338-5400

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock	29,814,035 shares	$2.26	(1)	$67,379,719.10	(1)	$8,537.01

(1)	Estimated solely for purposes of calculating the registration fee and based on the average of the high and low sale prices for the Registrant’s common stock as reported on the Nasdaq National Market on March 11, 2004 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

VIGNETTE CORPORATION

27,151,548 Shares of Common Stock

The selling stockholders named on page 18 of this prospectus will use this prospectus to resell all or a portion of the following securities:

•	Up to 27,151,548 shares of our common stock.

We will not receive any proceeds from the sale of our common stock sold by the selling stockholders.

Our common stock is traded on the Nasdaq National Market under the symbol “VIGN.” On May 21, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $1.60 share.

You are urged to carefully read the “ Risk Factors” section beginning on page 1 of this prospectus, which describes the specific risks and certain other information associated with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is May 24, 2004

Until             , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

This summary presents a brief overview of Vignette Corporation and the key aspects of the offering and may not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” You should also review our consolidated financial statements, the notes to those financial statements and the other financial information incorporated by reference into this prospectus. All references to “Vignette,” “the Company,” “the Registrant,” “we,” “us” or “our” mean Vignette Corporation.

Our executive offices are located at 1301 South Mopac Expressway, Austin, Texas 78746. Our telephone number is (512) 741-4300.

THE OFFERING

Common stock offered by selling stockholders:	27,151,548

Use of proceeds:	We will not receive any proceeds from the sale of our common stock sold by the selling stockholders.

Risk factors:	See “Risk Factors” for a discussion of the factors you should carefully consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risks before purchasing our common stock. If any of these risks occur, our business, financial condition and operating results could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties may also impair our business operations.

Risks Related to Our Business

We Expect to Incur Future Losses

We have not consistently achieved profitability and we expect to incur net operating losses in the coming quarter and potentially in future quarters. To date, we have primarily funded our operations from the sale of equity securities. We expect to continue to incur significant product development, sales and marketing, and administrative expenses and, as a result, we will need to generate significant revenues to maintain profitability. We cannot be certain that we will achieve sufficient revenues to maintain profitability. If we do return to profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

Our Limited Operating History Makes Financial Forecasting Difficult

We were founded in December 1995 and thus have a limited operating history. As a result of our limited operating history and the unpredictability of market demand since our inception, we cannot forecast revenue and operating expenses based on our historical results. Accordingly, we base our expenses in part on future revenue projections. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if our revenues are lower than we had projected. Our ability to forecast accurately our quarterly revenue is limited because our software products have a long sales cycle that makes it difficult to predict the quarter in which sales will occur. We would expect our business, operating results and financial condition to be materially adversely affected if our revenues do not meet our projections and that net losses in a given quarter would be greater than expected.

Recent Acquisitions, Including Our Acquisitions of Epicentric, Inc., Intraspect Software, Inc. (“Intraspect”) and Tower Technology PTY Limited (“Tower Technology”), Could Be Difficult to Integrate, Disrupt Our Business, Dilute Stockholder Value and Adversely Affect Our Operating Results

We completed our acquisitions of Epicentric, Inc. in December 2002, Intraspect Software, Inc. in December 2003 and Tower Technology Pty Limited in March 2004. Failure to successfully address the risks associated with these acquisitions could harm our ability to fully integrate and market products based on the acquired technology. We may discover liabilities and risks associated with these acquisitions that were not discovered in our due diligence prior to signing the respective definitive merger agreements. Although, in each acquisition, a portion of the purchase price was placed in escrow to cover such liabilities, it is possible that the actual amounts required to cover such liabilities will exceed the escrow amount. Additionally, we may acquire other businesses in the future, which would complicate our management tasks. We may need to integrate widely dispersed operations that have different and unfamiliar corporate cultures. These integration efforts may not succeed or may distract management’s attention from existing business operations. Failure to successfully integrate acquisitions could seriously harm our business. Also, our existing stockholders would experience dilution if we financed subsequent acquisitions by issuing equity securities.

We Must Succeed in the Portal, Collaboration and Content Management Market as Well as the Enterprise Content Management and the Document and Records Management Markets if We Are to Realize the Expected Benefits of the Tower Technology and Intraspect Acquisitions

Our long-term strategic plan depends upon the successful development and introduction of products and solutions that address the needs of the portal, collaboration and content management market as well as the enterprise content management and the document and records management markets. For us to succeed in these markets, we must align strategies and objectives and focus a significant portion of our resources towards serving this market.

The challenges involved in this integration include the following:

•	coordinating and integrating international and domestic operations;

•	combining product offerings and product lines quickly and effectively;

•	successfully managing difficulties associated with transitioning current customers to new product lines;

•	demonstrating to our customers that the acquisition will not result in adverse changes in customer service standards or business focus;

•	retaining key alliances; and

•	persuading our employees that our business cultures are compatible.

In addition, our success in this new market will depend on several factors, many of which are outside our control including:

•	continued growth of the portal, collaboration and content management market;

•	continued growth of the enterprise content management and document and records management markets;

•	deployment of the combined company’s products by enterprises; and

•	emergence of substitute technologies and products.

If we are unable to succeed in this market our business may be harmed and we may be prevented from realizing the anticipated benefits of the acquisition.

We Must Overcome Significant Challenges in Integrating Businesses Operations and Product Offerings to Realize the Benefits of our Recent Acquisitions of Tower Technology and Intraspect

The Tower Technology and Intraspect acquisitions will not achieve their anticipated benefits unless we successfully combine and integrate business operations and products in a timely manner. Integrating will be a complex, time-consuming and expensive process and may result in revenue disruption and operational difficulties if not completed in a timely and efficient manner. Prior to the acquisitions, each company operated independently, each with its own business, business culture, markets, clients, employees and systems. Following the acquisitions, we must operate as a combined organization utilizing common information communication systems, operating procedures, financial controls and human resource practices, including benefits, training and professional development programs. There may be substantial difficulties, costs and delays involved in the integration. These difficulties, costs and delays may include:

•	the potential difficulties of integrating international and domestic operations;

•	the potential disruption of our ongoing business and diversion of management resources;

•	the possibility that the business cultures will not be compatible;

•	the difficulty of incorporating acquired technology and rights into our products and services;

•	unanticipated expenses related to integration of operations;

•	the impairment of relationships with employees and customers as a result of any integration of new personnel;

•	potential unknown liabilities associated with the acquired business and technology;

•	costs and delays in implementing common systems and procedures, including financial accounting systems and customer information systems; and

•	potential inability to retain, integrate and motivate key management, marketing, technical sales and customer support personnel.

We may not succeed in addressing these risks or any other problems encountered in connection with the acquisition. If the benefits of the acquisition do not exceed the costs associated with the acquisition, including the dilution to our stockholders resulting from the issuance of shares in connection with the acquisition, our financial results could be harmed.

Delays in the Integration of Tower Technology and Intraspect’s Technology Could Result in the Loss of the Benefits of the Acquisitions

We operate in a highly competitive environment, characterized by rapid technological change and evolution of standards and frequent new product introductions. To obtain the full potential benefits of the acquisition, we must promptly integrate our business operations, technology and product offerings. We cannot assure you that we will be able to integrate their technology offerings and operations quickly and smoothly. We may be required to spend additional time or money on integration that would otherwise be spent on developing our business or on other matters. If we do not integrate our operations and technology smoothly or if management spends too much time on integration issues, it could harm our business, financial condition and results of operations and diminish the benefits of the acquisition as well as harm our content management business.

Both Vignette and Tower Technology Have Incurred Significant Costs Associated With the Acquisition

We estimate that we have incurred direct transaction costs of approximately $4 million associated with the acquisition, which will be included as a part of the total purchase cost for accounting purposes. In addition, Tower Technology has incurred direct transaction costs of approximately $2.5 million. We believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the acquisition was completed or the following quarters, to reflect costs associated with integrating the two companies. We expect to incur an in-process research and development charge in the quarter in which the acquisition was completed and we expect ongoing charges for amortization of intangibles, consisting primarily of purchased technology, acquired in the acquisition. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the acquisition.

The Market Price of Our Common Stock May Decline as a Result of the Tower Technology and Intraspect Acquisitions

The market price of our common stock could decline as a result of the acquisitions, based on the occurrence of a number of events, including:

•	the failure to successfully integrate;

•	delays or failure in the integration of technology;

•	the belief that we have not realized the perceived benefits of the acquisitions in a timely manner or at all;

•	the issuance of our shares to the Tower Technology and Intraspect stockholders; and

•	the potential negative effect of the acquisitions on our operating results, including the impact of amortization of intangible assets, other than goodwill, created by the acquisitions.

There May Be Sales of Substantial Amounts of Our Common Stock After the Tower Technology Acquisition, Which Could Cause Our Stock Price to Fall

A substantial number of shares of our common stock may be sold into the public within a short period of time following the closing of the acquisition. As a result, our stock price could fall. Of the approximately 27,151,548 shares of our common stock issued in connection with the acquisition, approximately 11,925,000 shares are immediately available for resale (upon the effectiveness of this registration statement) by the former shareholders of Tower Technology. The remaining shares will be released and available for sale in the public market in varying amounts between the registration date and 360 days after the closing date of the acquisition subject to lock-up restrictions and escrow provisions set forth in the Tower Agreement. In comparison, the average daily trading volume of our common stock for the five-day period ending on February 10, 2004, was approximately 1,922,999 shares. A sale of a large number of newly released shares of our common stock could therefore result in a sharp decline in our stock price. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

Our Business May Become Increasingly Susceptible to Numerous Risks Associated with International Operations

International operations are generally subject to a number of risks, including:

•	expenses associated with customizing products for foreign countries;

•	protectionist laws and business practices that favor local competition;

•	changes in jurisdictional tax laws including laws regulating intercompany transactions;

•	dependence on local vendors;

•	multiple, conflicting and changing governmental laws and regulations;

•	longer sales cycles;

•	difficulties in collecting accounts receivable;

•	foreign currency exchange rate fluctuations; and

•	political and economic instability.

We recorded 26% of our total revenue for the year ended December 31, 2003 through licenses and services sold to customers located outside of the United States. We expect international revenue to remain a large percentage of total revenue and we believe that we must continue to expand our international sales activities to be successful. Our international sales growth will be limited if we are unable to establish appropriate foreign operations, expand international sales channel management and support organizations, hire additional personnel, customize products for local markets, develop relationships with international service providers and establish relationships with additional distributors and third-party integrators. In that case, our business, operating results and financial condition could be materially adversely affected. Even if we are able to successfully expand international operations, we cannot be certain that we will be able to maintain or increase international market demand for our products.

To date, a majority of our international revenues and costs have been denominated in foreign currencies. A majority of our international revenues and costs will be denominated in foreign currencies in the future. To date, we have not engaged in any foreign exchange hedging transactions and we are, therefore, subject to foreign currency risk.

We Expect Our Quarterly Revenues and Operating Results to Fluctuate

Our revenues and operating results have varied significantly from quarter to quarter in the past and we expect that our operating results will continue to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

•	demand for our products and services;

•	the timing of sales of our products and services;

•	the timing of customer orders and product implementations;

•	seasonal fluctuations in information technology purchasing;

•	unexpected delays in introducing new products and services;

•	increased expenses, whether related to sales and marketing, product development, product migration and customer support, or administration;

•	changes in the rapidly evolving market for Web-based applications;

•	the mix of product license and services revenue, as well as the mix of products licensed;

•	the mix of services provided and whether services are provided by our own staff or third-party contractors;

•	the mix of domestic and international sales;

•	difficulties in collecting accounts receivable;

•	costs related to possible acquisitions of technology or businesses;

•	global events, including terrorist activities, military operations and widespread epidemics; and

•	the general economic climate;

•	changes to our licensing and pricing model.

Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of future performance.

We will continue to invest in our research and development, sales and marketing, professional services and general and administrative organizations. We expect such overall spending, in absolute dollars, will increase in future periods, particularly given our recent acquisitions. If our revenue expectations are not achieved, our business, operating results or financial condition could be materially adversely affected and net losses in a given quarter would be greater than expected.

Our Quarterly Results May Depend on a Small Number of Large Orders

In previous quarters, we derived a significant portion of our software license revenues from a small number of relatively large orders. Our operating results could be materially adversely affected if we are unable to complete a significant order that we expected to complete in a specific quarter.

If We Experienced a Product Liability Claim We Could Incur Substantial Litigation Costs

Since our customers use our products for mission-critical applications, errors, defects or other performance problems could result in financial or other damages to our customers. They could seek damages for losses from us, which, if successful, could have a material adverse effect on our business, operating results and financial condition. Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate or alter such limitation of liability provisions. Such claims, if brought against us, even if not successful, would likely be time consuming and costly.

We Face Intense Competition from Other Software Companies, Which Could Make it Difficult to Compete Successfully

Our market is intensely competitive. Our customers’ requirements and the technology available to satisfy those requirements continually change. We expect competition to persist and intensify in the future, including competition resulting from consolidations in the software industry.

Our principal competitors include: in-house development efforts by potential customers or partners; other vendors of software that directly address elements of Web-based applications; and developers of software that address only certain technology components of Web-based applications (e.g., content management, portal management, document management, process, collaboration, integration or analytics). In addition, we face increased competition from large companies that includes capabilities similar to our software in larger integrated product offerings.

Many of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies can also leverage extensive customer bases and adopt aggressive pricing policies to gain market share. Potential competitors may bundle or license their products in a manner that may discourage users from purchasing our products. In addition, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our software. We cannot be certain that we will be able to compete successfully with existing or new competitors. If we fail to compete successfully against current or future competitors, our business, operating results and financial condition would be materially adversely affected.

We Depend on Increased Business from Our Current and New Customers and, if We Fail to Grow Our Customer Base or Generate Repeat Business, Our Operating Results Could Be Harmed

If we fail to grow our customer base or generate repeat and expanded business from our current and new customers, our business and operating results would be seriously harmed. Many of our customers initially make a limited purchase of our products and services. Some of these customers may not choose to purchase additional licenses to expand their use of our products. Some of these customers have not yet developed or deployed initial applications based on our products. If these customers do not successfully develop and deploy such initial applications, they may not choose to purchase deployment licenses or additional development licenses. Our business model depends on the expanded use of our products within our customers’ organizations.

In addition, as we introduce new versions of our products or new products, our current customers may not require the functionality of our new products and may not ultimately license these products. Because the total amount of maintenance and support fees we receive in any period depends in large part on the size and number of licenses that we have previously sold, any downturn in our software license revenue would negatively impact our future services revenue. In addition, if customers elect not to renew their maintenance agreements, our services revenue could be significantly adversely affected.

We Have Relied and Expect to Continue to Rely on Sales of Our Earlier Vignette Software Versions for Revenue

We currently derive a substantial portion of our revenues from the product licenses and related upgrades, professional services and support of our earlier Vignette software versions. We continue to market and license our new-generation Vignette product offerings, but we cannot be certain how successful we will be. We expect that we will continue to receive some revenue from earlier versions for at least the next several quarters. If we do not continue to increase revenue related to our earlier software versions or generate revenue from new products and services, our business, operating results and financial condition would be materially adversely affected.

Our Future Revenue is Dependent Upon Our Ability to Successfully Market Our Existing and Future Products

We expect that our future financial performance will depend significantly on revenue from existing and future software products and the related tools that we plan to develop. There are significant risks inherent in a product introduction, such as our Vignette V7 software products and the recently acquired products. Market acceptance of these and future products will depend on continued market development for Web applications and services and the continued commercial adoption of Vignette V7. We cannot be certain that either will occur. We cannot be certain that our existing or future products will meet customer performance needs or expectations when released or that they will be free of significant software defects or bugs. If our products do not meet customer needs or expectations, for whatever reason, upgrading or enhancing the product could be costly and time consuming.

Our Operating Results May Be Adversely Affected by Small Delays in Customer Orders or Product Implementations

Small delays in customer orders or product implementations can cause significant variability in our license revenues and operating results for any particular period. We derive a substantial portion of our revenue from the sale of products with related services. In certain cases, our revenue recognition policy requires us to substantially complete the implementation of our product before we can recognize software license revenue, and any end-of-quarter delays in product implementation could materially adversely affect operating results for that quarter.

To Increase Market Awareness of Our Products and Generate Increased Revenue We Need to Continue to Strengthen Our Sales and Distribution Capabilities

Our direct and indirect sales operations must increase market awareness of our products to generate increased revenue. We cannot be certain that we will be successful in these efforts. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. All new hires will require training and will take time to achieve full productivity. We cannot be certain that our new hires will become as productive as necessary or that we will be able to hire enough qualified individuals or retain existing employees in the future. We plan to expand our relationships with systems integrators and certain third-party resellers to build an indirect influence and sales channel. In addition, we will need to manage potential conflicts between our direct sales force and any third-party reselling efforts.

Failure to Maintain the Support of Third-Party Systems Integrators May Limit Our Ability to Penetrate Our Markets

A significant portion of our sales are influenced by the recommendations of our products made by systems integrators, consulting firms and other third parties that help develop and deploy Web-based applications for our customers. Losing the support of these third parties may limit our ability to penetrate our markets. These third parties are under no obligation to recommend or support our products. These companies could recommend or give higher priority to the products of other companies or to their own products. A significant shift by these companies toward favoring competing products could negatively affect our license and services revenue. Additionally, these organizations may acquire or distribute software products that compete with our products in future periods. If they become our competitors, this could negatively affect our license and services revenue.

Our Lengthy Sales Cycle and Product Implementation Makes It Difficult to Predict Our Quarterly Results

We have a long sales cycle because we generally need to educate potential customers regarding the use and benefits of Web-based applications. Our long sales cycle makes it difficult to predict the quarter in which sales may fall. In addition, since we recognize a portion of our revenue from product sales upon implementation of our product, the timing of product implementation could cause significant variability in our license revenues and operating results for any particular period. The implementation of our products requires a significant commitment of resources by our customers, third-party professional services organizations or our professional services organization, which makes it difficult to predict the quarter when implementation will be completed.

We May Be Unable to Adequately Sustain a Profitable Professional Services Organization, Which Could Affect Both Our Operating Results and Our Ability to Assist Our Customers with the Implementation of Our Products

Customers that license our software often engage our professional services organization to assist with support, training, consulting and implementation of their Web solutions. We believe that growth in our product sales depends in part on our continuing ability to provide our customers with these services and to educate third-party resellers on how to use our products.

During recent quarters, our professional services organization achieved profitability. However, prior to 2000, services costs related to professional services had exceeded, or had been substantially equal to, professional services-related revenue. In this current economic climate, we make periodic capacity decisions based on estimates of future sales, anticipated existing customer needs, and general market conditions. Although we expect that our professional services-related revenue will continue to exceed professional services-related costs in future periods, we cannot be certain that this will occur.

We generally bill our customers for our services on a time-and-materials basis. However, from time to time we enter into fixed-price contracts for services, and may include terms and conditions that may extend the recognition of revenue for work performed into following quarters. On occasion, the costs of providing the services have exceeded our fees from these contracts and such contracts have negatively impacted our operating results.

We May Be Unable to Attract Necessary Third-Party Service Providers, Which Could Affect Our Ability to Provide Sufficient Support, Consulting and Implementation Services for Our Products

We are actively supplementing the capabilities of our services organization by contracting with and educating third-party service providers and consultants to also provide these services to our customers. We may not be successful in attracting additional third-party providers or in educating or maintaining the interest of current third-party providers. In addition, these third parties may not devote sufficient resources to these activities to meet customers’ demand to adequately supplement our services. Additionally, these organizations may acquire or distribute software products that compete with our products in future periods. If they become our competitors, this could negatively affect our revenue.

To Properly Manage Future Growth, We May Need to Continue to Improve Our Operational Systems on a Timely Basis

We have experienced periods of rapid expansion and contraction since our inception. Rapid fluctuations place a significant demand on management and operational resources. To manage such fluctuations effectively, we must continue to improve our operational systems, procedures and controls on a timely basis. If we fail to continue to improve these systems, our business, operating results and financial condition will be materially adversely affected.

We May Be Adversely Affected if We Lose Key Personnel

Our success depends largely on the skills, experience and performance of some key members of our management. If we lose one or more of our key employees, our business, operating results and financial condition could be materially adversely affected. In addition, our future success will depend largely on our ability to continue to attract and retain highly skilled personnel. Like other software companies, we face competition for qualified personnel, particularly in the Austin, Texas area. We cannot be certain that we will be successful in attracting, assimilating or retaining qualified personnel in the future.

If We are Unable to Meet the Rapid Changes in Software Technology, Our Existing Products Could Become Obsolete

The market for our products is marked by rapid technological change, frequent new product introductions and Internet-related technology enhancements, uncertain product life cycles, changes in customer demands, changes in packaging and combination of existing products and evolving industry standards. We cannot be certain that we will successfully develop and market new products, new product enhancements or new products compliant with present or emerging Internet technology standards. New products based on new technologies, new industry standards or new combinations of existing products as bundled products can render existing products obsolete and unmarketable. To succeed, we will need to enhance our current products and develop new products on a timely basis to keep pace with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of our customers. Internet commerce technology, particularly Web-based applications technology, is complex and new products and product enhancements can require long development and testing periods. Any delays in developing and releasing enhanced or new products could have a material adverse effect on our business, operating results and financial condition.

We Develop Complex Software Products Susceptible to Software Errors or Defects that Could Result in Lost Revenues, or Delayed or Limited Market Acceptance

Complex software products such as ours often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Despite internal testing and testing by current and potential customers, our current and future products may contain serious defects. Serious defects or errors could result in lost revenues or a delay in market acceptance, which would have a material adverse effect on our business, operating results and financial condition.

Our Product Shipments Could Be Delayed if Third-Party Software Incorporated in Our Products is No Longer Available

We integrate third-party software as a component of our software. The third-party software may not continue to be available to us on commercially reasonable terms. If we cannot maintain positive relationships and licenses to key third-party software, shipments of our products could be delayed or disrupted until equivalent software could be developed or licensed and integrated into our products, which could materially adversely affect our business, operating results and financial condition.

Our Business is Based on Our Intellectual Property and We Could Incur Substantial Costs Defending Our Intellectual Property from Infringement or a Claim of Infringement

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We could incur substantial costs to prosecute or defend any such litigation. Although we are not involved in any such litigation that we believe is material to our business, if we become a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of other’s intellectual property, we may be forced to do one or more of the following:

•	cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

•	obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms;

•	redesign those products or services that incorporate such technology; and

•	refund a pro-rata portion of the original license consideration paid by the customer.

We rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect our technology. These legal protections provide only limited protection. If we litigated to enforce our rights, it would be expensive, divert management resources and may not be adequate to protect our business.

Anti-Takeover Provisions in Our Corporate Documents and Delaware Law Could Prevent or Delay a Change in Control of Our Company

Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. Such provisions include:

•	authorizing the issuance of “blank check” preferred stock;

•	providing for a classified Board of Directors with staggered, three-year terms;

•	prohibiting cumulative voting in the election of directors;

•	requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;

•	limiting the persons who may call special meetings of stockholders;

•	prohibiting stockholder action by written consent; and

•	establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Certain provisions of Delaware law and our stock incentive plans may also discourage, delay or prevent someone from acquiring or merging with us.

Further, in April 2002, our Board of Directors approved, adopted and entered into a shareholder rights plan referred to as the Plan. The Plan was not adopted in response to any attempt to acquire us, nor were we aware of any such efforts at the time of adoption.

The Plan was designed to enable our stockholders to realize the full value of their investment by providing for fair and equal treatment of all stockholders in the event that an unsolicited attempt is made to acquire us. Adoption of the Plan was intended to guard shareholders against abusive and coercive takeover tactics.

Under the Plan, stockholders of record as of the close of business on May 6, 2002, received one right to purchase a one one-thousandth of a share of Series A Junior Participating Preferred Stock, par $0.01 per share, at a price of $30.00 per one one-thousandth, subject to adjustment. The rights were issued as a non-taxable dividend and will expire 10 years from the date of the adoption of the rights Plan, unless earlier redeemed or exchanged. The rights are not immediately exercisable; however, they will become exercisable upon the earlier to occur of (i) the close of business on the tenth day after a public announcement that a person or group has acquired beneficial ownership of 15 percent or more of our outstanding common stock or (ii) the close of business on the tenth day (or such later date as may be determined by the Board of Directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in the beneficial ownership by a person or group of 15 percent or more of our outstanding common stock. If a person or group acquires 15 percent or more of our common stock, then all rights holders except the acquirer will be entitled to acquire our common stock at a significant discount. The intended effect will be to discourage acquisitions of 15 percent or more of our common stock without negotiation with the Board of Directors.

Recent Terrorist Activities and Resulting Military and Other Actions Could Adversely Affect Our Business

The continued threat of terrorism within the United States and abroad, military action in other countries, and heightened security measures may cause significant disruption to commerce throughout the world. To the extent that such disruptions result in delays or cancellations of customer orders, a general decrease in corporate spending on information technology, or our inability to effectively market, sell and deploy our software and services, our business and results of operations could be materially and adversely affected. We are unable to predict whether the threat of terrorism or the responses thereto will result in any long-term commercial disruptions or if such activities or responses will have a long-term material adverse effect on our business, results of operations or financial condition.

If We Account for Our Employee Stock Option and Employee Stock Purchase Plans Using the Fair Value Method, Our Operating Results May be Adversely Affected

It is possible that future laws, rules or regulations will require us to treat all stock-based compensation as a compensation expense using the fair value method. We are not currently required to record any compensation expense using the fair value method in connection with option grants that have an exercise price at or above fair market value and for shares issued under our employee stock purchase plan. If we elected or were required to record an expense for our stock-based compensation plans using the fair value method, we could have significant accounting charges. For example, if we had accounted for stock-based compensation plans using the fair value method, our loss per share for the year ended December 31, 2003 would have been increased by $(0.17) per share.

We Have Incurred Increased Costs in Response to Recently Enacted and Proposed Regulations

Recently enacted and proposed changes in the laws and regulations affecting public companies, including but not limited to the Sarbanes-Oxley Act of 2002, have caused us to incur increased costs as we evaluate and respond to the resulting requirements. The new rules could make it more difficult for us to obtain certain types of insurance, and we may incur higher costs to obtain coverage similar to our existing policies. Additionally, we have incurred and expect to incur on an ongoing basis increased accounting, audit and legal fees to assist us assess, implement and comply with such rules. The new and proposed rules could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors. Although we are evaluating and monitoring developments with respect to these new and proposed rules, we cannot estimate the amount of the additional costs we may incur or the timing of such costs at this time.

Our Financial Statements Could be Impacted by Unauthorized and Improper Actions of Our Personnel

Our financial statements could be adversely impacted by our employees’ errant or improper actions. For instance, revenue recognition depends on, among other criteria, the terms negotiated in our contracts with our customers. Our personnel may act outside of their authority and negotiate additional terms without our knowledge. We have implemented policies to prevent and discourage such conduct, but there can be no assurance that such policies will be followed. For instance, in the event that our sales personnel have negotiated terms that do not appear in the contract and of which we are unaware, whether the additional terms are written or oral, we could be prevented from recognizing revenue in accordance with our plans. Furthermore, depending on when we learn of unauthorized actions and the size of transactions involved, we may have to restate our financial statements for a previously reported period, which would seriously harm our business, operating results and financial condition.

Risks Related to the Software Industry

Our Business is Sensitive to the Overall Economic Environment; the Continued Slowdown in Information Technology Spending Could Harm Our Operating Results

The primary customers for our products are enterprises seeking to launch or expand Web-based initiatives. The continued significant downturn in our customers’ markets and in general economic conditions that result in reduced information technology spending budgets would likely result in a decreased demand for our products and services and harm our business. Industry downturns like these have been, and may continue to be, characterized by diminished product demand, erosion of average selling prices, lower than expected revenues and difficulty making collections from existing customers.

Our Performance Will Depend on the Market for Web-Based Applications Software

The market for Web-based applications software is rapidly evolving. We expect that we will continue to need intensive marketing and sales efforts to educate prospective customers about the uses and benefits of our products and services. Accordingly, we cannot be certain that a viable market for our products will emerge or be sustainable. Enterprises that have already invested substantial resources in other methods of conducting business may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Similarly, individuals have established patterns of purchasing goods and services. They may be reluctant to alter those patterns. They may also resist providing the personal data necessary to support our existing and potential product uses. Any of these factors could inhibit the growth of online business generally and the market’s acceptance of our products and services in particular.

There is Substantial Risk that Future Regulations Could Be Enacted that Either Directly Restrict Our Business or Indirectly Impact Our Business by Limiting the Growth of Internet Commerce

As Internet commerce evolves, we expect that federal, state or foreign agencies will adopt regulations covering issues such as user privacy, pricing, content and quality of products and services. If enacted, such laws, rules or regulations could limit the market for our products and services, which could materially adversely affect our business, financial condition and operating results. Although many of these regulations may not apply to our business directly, we expect that laws regulating the solicitation, collection or processing of personal and consumer information could indirectly affect our business. The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition’s scope and the liability associated with a Telecommunications Act violation are currently unsettled. In addition, although substantial portions of the Communications Decency Act were held to be unconstitutional, we cannot be certain that similar legislation will not be enacted and upheld in the future. It is possible that such legislation could expose companies involved in Internet commerce to liability, which could limit the growth of Internet commerce generally. Legislation like the Telecommunications Act and the Communications Decency Act could dampen the growth in Web usage and decrease its acceptance as a communications and commercial medium.

The United States government also regulates the export of encryption technology, which our products incorporate. If our export authority is revoked or modified, if our software is unlawfully exported or if the United States government adopts new legislation or regulation restricting export of software and encryption technology, our business, operating results and financial condition could be materially adversely affected. Current or future export regulations may limit our ability to distribute our software outside the United States. Although we take precautions against unlawful export of our software, we cannot effectively control the unauthorized distribution of software across the Internet.

Risks Related to the Securities Markets

Our Stock May Not Meet Market Listing Requirements

On October 14, 2002, we received a notice from the Nasdaq Qualifications Department. Such notice indicated that our common stock had closed for 30 consecutive trading days below the applicable minimum bid price of $1.00. The Nasdaq affords a company 90 calendar days in which to demonstrate compliance with National Market Marketplace Rules; specifically, a company’s common stock must close at or above a bid price of $1.00 per share for a minimum of ten consecutive trading days. On November 13, 2002, our stock closed at or above a bid price of $1.00 per share for the tenth consecutive trading day, demonstrating compliance with the National Market Marketplace Rules.

There can be no assurance that we will maintain compliance with the minimum bid price trading requirements, or other requirements, for continued listing on the Nasdaq National Market. Noncompliance with Nasdaq’s Marketplace Rules may materially impair the ability of stockholders to buy and sell shares of our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, and could significantly impair our ability to raise capital in the public markets should we desire to do so in the future.

Our Stock Price May Be Volatile

The market price of our common stock has been highly volatile and has fluctuated significantly in the past. We believe that it may continue to fluctuate significantly in the future in response to the following factors, some of which are beyond our control:

•	variations in quarterly operating results;

•	changes in financial estimates by securities analysts;

•	changes in market valuations of Internet software companies;

•	announcements by us of significant contracts, acquisitions, restructurings, strategic partnerships, joint ventures or capital commitments;

•	loss of a major customer or failure to complete significant license transactions;

•	additions or departures of key personnel;

•	difficulties in collecting accounts receivable;

•	sales of common stock in the future; and

•	fluctuations in stock market price and volume, which are particularly common among highly volatile securities of Internet and software companies.

Our Business May Be Adversely Affected by Class Action Litigation Due to Stock Price Volatility

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We are a party to the securities class action litigation described in Part I, Item 3 – “Legal Proceedings” of our Annual Report on Form 10-K incorporated herein by reference. The defense of this litigation described in Part I, Item 3 of our Annual Report on Form 10-K incorporated herein by reference may increase our expenses and divert our management’s attention and resources, and an adverse outcome could harm our business and results of operations. Additionally, we may in the future be the target of similar litigation. Future securities litigation could result in substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, operating results and financial condition.

We May Be Unable to Meet Our Future Capital Requirements

Although we expect our cash balances to decline in the near future, we expect the cash on hand, cash equivalents and short-term investments to meet our working capital and capital expenditure needs for at least the next 12 months. We may need to raise additional funds and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. Further, if we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, operating results and financial condition.

We May Need to Raise Additional Capital Which May Be Dilutive to Our Stockholders

We may need to raise additional funds for other purposes and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. Further, if we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, operating results and financial condition.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and the documents incorporated herein by reference are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that involve risks and uncertainties. Any statements contained herein (including without limitation statements to the effect that we “estimate,” “expect,” “anticipate,” “plan,” “believe,” “project,” “continue,” “may,” or “will” or statements concerning “potential” or “opportunity” or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact should be construed as forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those described in the prospectus under “Risk Factors.” Because of these and other factors that may affect our operating results, past performance should not be considered an indicator of future performance and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in other documents we file from time to time with the SEC including our quarterly reports on Form 10-Q to be filed during 2004.

We have not authorized any person to give any information or to make any representation other than those contained in this prospectus in connection with this offering. You should not rely on any such information or representation. Neither the delivery of this prospectus or any sale made pursuant to this prospectus shall create any implication that the information contained in this prospectus is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or solicitation of an offer to buy any security other than the common stock covered by this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock sold by the selling stockholders.

SELLING STOCKHOLDERS

The following table provides certain information as of March 1, 2004 regarding the beneficial ownership of our common stock by the stockholders selling common stock under this prospectus prior to and after the offering. Beneficial ownership is determined under the rules of the SEC, and generally includes voting and investment power with respect to securities.

We acquired all of the outstanding shares of Tower Technology Pty Limited (“Tower Technology”) pursuant to a Share Sale Agreement dated January 22, 2004 between Vignette, Copper Australian Pty Limited (a wholly owned subsidiary of Vignette), Tower Technology and the Sellers named therein (the “Tower Agreement”) pursuant to which Tower Technology became a wholly owned subsidiary of Vignette (the “Tower Transaction”). The total purchase price paid by Vignette consisted of approximately $46.0 million in cash and approximately 27.2 million shares of Vignette common stock, of which approximately $2.6 million in cash was paid to the optionholders of Tower Technology whose options were cancelled in connection with the Tower Transaction. Additionally, in lieu of issuing shares of Vignette common stock to the optionholders of Tower Technology, we agreed to pay to the optionholders either (A) the net proceeds of the sale of 2,662,487 shares of Vignette common stock following the closing of the Tower Transaction or (B) a cash payment equal to the fair market value of 2,662,487 shares of Vignette common stock determined using the volume weighted average price of Vignette common stock on the first full trading day after the effectiveness of this registration statement. Vignette will pay the cash payment amount pursuant to (B) above. As such, only the selling stockholders will register shares of its common stock pursuant to this prospectus; Vignette will not register any shares of its common stock pursuant to this prospectus.

Portions of the cash paid and/or shares issued to the selling stockholders and optionholders of Tower Technology have been or will be set aside in escrow to satisfy certain claims which may arise in the future. Of the amounts paid to each selling stockholder and optionholder as part of the Tower Transaction (including shares of Vignette):

•	84.3345% of the compensation is payable directly to the selling stockholder or optionholder;

•	13.4062% of the compensation is set aside for a period of 12 months after closing to cover any claims Vignette may have for breaches of any representations or warranties of the sellers under the Tower Agreement. Any balance remaining after the 12-month escrow period would be payable to the selling stockholders or optionholders, as applicable; and

•	2.2593% of the compensation was set aside (the “Contingency Escrow”) with respect to a potential obligation payable to the Australian government as a result of the change in control of Tower Technology that occurred as a result of the Tower Transaction. In the event that the Australian government did not consent to the Tower Transaction, then the amount of a government grant previously paid by the Australian government to Tower would have to be repaid, in which case, Vignette would have used the funds set aside in the Contingency Escrow to repay such grant. In the event the Australian government did consent to the Tower Transaction, the funds set aside in the Contingency Escrow would be paid to the selling stockholders and optionholders. As the consent of the Australian government has been received, the Contingency Escrow has been released and paid to the selling stockholders and optionholders.

Approximately 24% of the shares of Vignette common stock issued to the selling stockholders (the “Minority Shares”) are subject to certain lock-up restrictions such that the selling shareholders may not sell, transfer, gift, create a trust over, pledge or enter into any hedging transactions with respect to the underlying Vignette shares. Of the Minority Shares subject to the lock-up restrictions and issued to each selling stockholder, the lock-up restrictions lapse with respect to a portion of the shares as follows:

•	as to 40% of the shares on the effective date of this registration statement;

•	as to 15% of the shares on May 30 2004;

•	as to 15% of the shares on August 28, 2004;

•	as to 15% of the shares on November 26, 2004; and

•	as to the remaining 15% of the shares on February 25, 2005.

Approximately 76% of the shares of Vignette common stock issued to the selling stockholders (the “Majority Shares”) are subject to certain lock-up restrictions such that each selling shareholder may not sell, transfer, gift, create a trust over, pledge or enter into any hedging transactions with respect to the underlying Vignette shares unless the shares are sold by the selling stockholders as a block to a licensed broker-dealer on the Nasdaq National Market. The selling stockholders as a group are permitted no more than two block trades between the date of issuance of the shares and August 28, 2004 with at least 90 days elapsing between the block trades. Additionally, any block trade made by the selling stockholders must be made in consultation with Morgan Stanley & Co. Incorporated or the selling stockholders must notify and allow Morgan Stanley & Co. Incorporated to provide a competing bid for the block trade by the selling stockholders before the block trade occurs. Of the Majority Shares subject to the lock-up restrictions and issued to each selling stockholder, the lock-up restrictions lapse with respect to a portion of the shares as follows:

•	as to 40% of the shares on the effective date of this registration statement;

•	as to 15% of the shares on May 30 2004;

•	as to 20% of the shares on June 29, 2004; and

•	as to 25% of the shares on August 28, 2004.

Our registration of the common stock does not necessarily mean that the selling stockholders will sell all or any of these securities. We have assumed for purposes of the table below that the selling stockholders will sell all of the shares offered for sale.

Name	Shares Owned Prior to Offering (1)	Percentage Owned Prior to Offering (1)	Shares Being Offered Hereby	Shares Owned After Offering (2)	Percentage Owned After Offering (2)
Advent Limited (3)	10,129,585	3.5%	10,129,585	0	*
Perpetual Trustee Company Limited, as trustee of the Macquarie Investment Trust (4)	6,924,422	2.4%	6,924,422	0	*
Francis William Johnson and John William Parsons (5)	5,597,590	1.9%	5,597,590	0	*
Patricia Anne Hume (6)	2,798,791	*	2,798,791	0	*
Gillmoss Pty Limited (7)	1,701,160	*	1,701,160	0	*

*	Represents less than 1% of our common stock.

(1)	For purposes of this table, ownership means beneficial ownership as determined in accordance with the rules of the SEC.

(2)	Assumes that each selling stockholder sells all shares registered under this Registration Statement.

(3)	Includes 1,586,860 shares subject to escrow provisions in the Tower Agreement. Additionally, 6,077,751 shares are subject to lock-up restrictions pursuant to the Tower Agreement with 1,519,438 shares to be released from such restrictions on May 30, 2004, 1,539,697 shares to be released from such restrictions on June 29, 2004, 2,289,287 shares to be released from such restrictions on August 28, 2004, 364,665 shares to be released from such restrictions on November 26, 2004 and 364,664 shares to be released from such restrictions on February 24, 2005. Advent Limited is an Australian investment company listed on the Australian Stock Exchange. Advent Limited has informed us that the Board of Directors of Advent Limited exercises the voting and dispositive powers with respect to the shares to be offered by Advent Limited. The Board of Directors of Advent Limited consists of Kevin John Croagh, Richard Hartley Giles and Brian Francis Ball. Rupert Anthony Harrington serves as an alternate director for Advent Limited. Mr. Harrington, a principal of Advent Limited, was a director of Tower Technology for the three year period ended March 1, 2004.

(4)	Includes 1,084,752 shares subject to escrow provisions in the Tower Agreement. Additionally, 4,154,653 shares are subject to lock-up restrictions pursuant to the Tower Agreement with 1,038,663 shares to be released from such restrictions on May 30, 2004, 1,052,512 shares to be released from such restrictions on June 29, 2004, 1,564,919 shares to be released from such restrictions on August 28, 2004, 249,279 shares to be released from such restrictions on November 26, 2004 and 249,280 shares to be released from such restrictions on February 24, 2005. Perpetual Trustee Company Limited holds the shares of Vignette common stock as trustee for the Macquarie Investment Trust. The Macquarie Investment Trust is a development capital investment fund managed by Macquarie Direct Investment Limited, a wholly owned subsidiary of Macquarie Bank Limited listed on the Australian Stock Exchange. Macquarie Direct Investment Limited has informed us that the Board of Directors of Macquarie Direct Investment Limited exercises the voting and dispositive powers with respect to the shares to be offered by Perpetual Trustee Company Limited as trustee for the Macquarie Investment Trust. The Board of Directors of Macquarie Direct Investment Limited consists of David Clarke, Sandy Lockhart, Patrick Elliott, John White, James Carnegie, David Wrench and Robert Blackwell. Mr. Lockhart, Managing Director of Macquarie Direct Investment Limited, was an alternate director of Tower Technology for the three year period ended March 1, 2004.

(5)	Includes 876,895 shares subject to escrow provisions in the Tower Agreement. Additionally, 3,358,553 shares are subject to lock-up restrictions pursuant to the Tower Agreement with 839,638 shares to be released from such restrictions on May 30, 2004, 850,834 shares to be released from such restrictions on June 29, 2004, 1,265,055 shares to be released from such restrictions on August 28, 2004, 201,513 shares to be released from such restrictions on November 26, 2004 and 201,513 shares to be released from such restrictions on February 24, 2005. Francis Johnson and John Parsons own such shares as tenants in common. Mr. Johnson served as a director and employee of Tower Technology during the three year period ended March 1, 2004. Mr. Johnson and Mr. Parsons were shareholders of Tower Technology since November 7, 2003.

(6)	Includes 438,447 shares subject to escrow provisions in the Tower Agreement. Additionally, 1,679,275 shares are subject to lock-up restrictions pursuant to the Tower Agreement with 419,818 shares to be released from such restrictions on May 30, 2004, 425,416 shares to be released from such restrictions on June 29, 2004, 632,527 shares to be released from such restrictions on August 28, 2004, 100,756 shares to be released from such restrictions on November 26, 2004 and 100,758 shares to be released from such restrictions on February 24, 2005. Patricia Hume served as a director and an employee of Tower Technology during the three year period ended March 1, 2004. Ms. Hume was a shareholder of Tower Technology since November 7, 2003.

(7)	Includes 266,497 shares subject to escrow provisions in the Tower Agreement. Additionally, 1,020,695 shares are subject to lock-up restrictions pursuant to the Tower Agreement with 255,175 shares to be released from such restrictions on May 30, 2004, 258,576 shares to be released from such restrictions on June 29, 2004, 384,462 shares to be released from such restrictions on August 28, 2004, 61,242 shares to be released from such restrictions on November 26, 2004 and 61,240 shares to be released from such restrictions on February 24, 2005. Francis Johnson and John Parsons, both directors of Gillmoss Pty Limited, served as directors of Tower Technology during the three year period ended March 1, 2004.

PLAN OF DISTRIBUTION

Each of us, the selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time (subject to the lock-up restrictions and escrow provisions set forth in the Tower Agreement), sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. We or the selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by us or the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Neither we nor the selling stockholders expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities.

LEGAL MATTERS

The validity of the common stock being offered hereby is being passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing. Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Tower Technology Pty. Ltd. for the year ended June 30, 2003 included in our Current Report on Form 8-K/A filed with the SEC on May 17, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements of Tower Technology Pty. Ltd. are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the termination of this offering, as well as the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 15, 2004;

•	Amendment No. 2 to our Tender Offer Statement on Schedule TO, filed with the SEC on March 29, 2004;

•	a Current Report on Form 8-K, filed with the SEC on April 29, 2004;

•	our Proxy Statement, filed with the SEC on April 30, 2004;

•	our Quarterly Report on Form 10-Q, filed with the SEC on May 10, 2004;

•	a Current Report on Form 8-K, filed with the SEC on May 11, 2004;

•	an amendment to Current Report on Form 8-K/A filed with the SEC on May 17, 2004;

•	an amendment to Annual Report on Form 10-K/A filed with the SEC on May 21, 2004; and

•	the description of our common stock contained in our Registration Statement on Form S-1, filed with the SEC on November 17, 1999.

You may request a copy of any of these filings, at no cost to you, by writing or telephoning us at the following address and telephone number: Vignette Corporation, 1301 S. Mopac Expressway, Suite 100, Austin, Texas 78746, telephone number (512) 741-4300.

Additionally, we make these filings available, free of charge, on www.vignette.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on the website listed above, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference to this document.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies of these documents from the SEC’s Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is www.sec.gov.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are organized under the laws of the State of Delaware. Our Certificate of Incorporation, as amended, and bylaws, as amended, eliminate the personal liability of our directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our Certificate of Incorporation, as amended, and bylaws, as amended, provide indemnity for our current or former officers and directors against all liabilities and costs of defending an action or suit in which they were involved by reason of their positions with us. However, we cannot indemnify any person if a court finds that the person did not act in good faith. Our bylaws, as amended, also provide that we may purchase insurance to protect any director, officer, employee or agent against any liability. We have entered into separate indemnification agreements with each of our directors and executive officers, whereby we have agreed, among other things, to indemnify them to the fullest extent permitted by the Delaware General Corporation Law, subject to specified limitations, against certain liabilities actually incurred by them in any proceeding in which they are a party that may arise by reason of their status as directors, officers, employees or agents or may arise by reason of their serving as such at our request for another entity and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into similar separate indemnification agreements with any directors or officers who may join us in the future. There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought nor are we aware of any pending or threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee.

Amount to Be Paid by Registrant
SEC registration fee	$8,537
Legal fees and expenses	$30,000
Accounting fees and expenses	$6,000
Miscellaneous	$1,000

Total	$45,537

None of these expenses are being paid by the selling stockholders.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the “1933 Act”). Article VII, Section 6, of the Registrant’s Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide the Registrant’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

ITEM 16.	EXHIBITS

Exhibit Number	Description

2.1(1)	Share Sale Agreement dated January 22, 2004 by and among Vignette, Copper Australia Pty Limited and the Sellers named therein

4.2(2)	Specimen Common Stock Certificate

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation. Reference is made to Exhibit 5.1.

23.2	Consent of Independent Auditors of Vignette Corporation

23.3	Consent of Independent Auditors of Tower Technology Pty. Ltd.

24.1(3)	Power of Attorney

(1)	Incorporated by reference to Exhibit 99.1 filed with the Current Report on Form 8-K filed with the SEC on March 1, 2004.

(2)	Incorporated by reference to the same-numbered exhibit filed with Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-68345) filed with the SEC on January 12, 1999.

(3)	Incorporated by reference to Exhibit 24.1 filed with the Registration Statement of Form S-3 (No. 333-113674) filed with the SEC on March 17, 2004.

ITEM 17.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on May 24, 2004.

VIGNETTE CORPORATION

By:	/s/ THOMAS E. HOGAN

Thomas E. Hogan
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS E. HOGAN Thomas E. Hogan	President, Chief Executive Officer and Director (Principal Executive Officer)	May 24, 2004

/s/ CHARLES W. SANSBURY Charles W. Sansbury	Chief Financial Officer (Principal Financial and Accounting Officer)	May 24, 2004

INDEX TO EXHIBITS

Exhibit Number	Description

2.1(1)	Share Sale Agreement dated January 22, 2004 by and among Vignette, Copper Australia Pty Limited and the Sellers named therein

4.2(2)	Specimen Common Stock Certificate

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation. Reference is made to Exhibit 5.1.

23.2	Consent of Independent Auditors of Vignette Corporation

23.3	Consent of Independent Auditors of Tower Technology Pty. Ltd.

24.1(3)	Power of Attorney

(1)	Incorporated by reference to Exhibit 99.1 filed with the Current Report on Form 8-K filed with the SEC on March 1, 2004.

(2)	Incorporated by reference to the same-numbered exhibit filed with Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-68345) filed with the SEC on January 12, 1999.

(3)	Incorporated by reference to Exhibit 24.1 filed with the Registration Statement of Form S-3 (No. 333-113674) filed with the SEC on March 17, 2004.

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